Exhibit 99.1

Jounce Therapeutics Reports First Quarter 2018 Financial Results

- Preliminary efficacy data from Phase 1/2 ICONIC trial to be presented as an oral presentation at the 2018 ASCO Annual Meeting -
- Company to host conference call and webcast today at 8:00 AM ET -

CAMBRIDGE, Mass., May 9, 2018 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results and provided a corporate update for the quarter ended March 31, 2018.

“The first quarter of 2018 has marked a time of consistent progress for our JTX-2011 clinical program and preclinical pipeline,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “We remain focused on our key value drivers that we set forth at the start of 2018 as we work to transform the cancer treatment paradigm by delivering immunotherapies with long-lasting benefits. The current unmet medical need for many cancer types remains high and Jounce is committed to understanding the tumor microenvironment and how to interrogate it in meaningful and successful ways.”

Upcoming Clinical Milestones and Research Highlights:

•
Jounce will report preliminary efficacy data from two ICONIC Phase 2 combination cohorts, gastric cancer and triple negative breast cancer, at the 2018 American Society of Clinical Oncology (ASCO) Annual Meeting.

•	Jounce remains on track to initiate a JTX-2011 and CTLA-4 inhibitor combination arm of ICONIC, starting with safety dose escalation, and expects to provide further updates this year.

•
In April 2018, Jounce presented two posters at the 2018 American Association for Cancer Research (AACR) Annual Meeting. The data, from genomic and histology-based nonclinical translational studies, identified ICOS as a potential target for therapeutic intervention for gastric cancer and triple negative breast cancer, supporting the inclusion of these cancer types in the ongoing ICONIC trial.

•	Jounce remains on track to file an Investigational New Drug (IND) application for JTX-4014, its internal anti-PD-1 antibody in 2018.

•	Jounce announced that it advanced its first, tumor associated macrophage candidate from its Translational Science Platform into IND-enabling studies.

First Quarter 2018 Financial Results:

•
Cash Position: As of March 31, 2018, cash, cash equivalents and investments were $237.2 million, compared to $257.9 million as of December 31, 2017. This decrease was due to operating costs incurred during the quarter.

•
Collaboration Revenue: Collaboration revenue was $11.2 million for the first quarter of 2018, compared to $20.3 million for the same period in 2017. Collaboration revenue represents revenue recognition relating to the $225.0 million upfront payment received in July 2016 upon the execution of Jounce’s global strategic collaboration with Celgene. The decrease in collaboration revenue was primarily due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606). Under ASC 606, Jounce has transitioned from recognizing revenue on a straight-line basis to recognizing revenue based on the pattern of performance under the global strategic collaboration with Celgene.

•
Research and Development (R&D) Expenses: R&D expenses were $18.2 million for the first quarter of 2018, compared to $15.0 million for the same period in 2017. The increase in R&D expenses was primarily due to $1.4 million in increased employee compensation costs related to increased headcount, $0.8 million in increased clinical and regulatory costs related to the Phase 1/2 ICONIC study of JTX-2011 and $0.7 million in increased external research and development costs, primarily attributable to IND enabling activities related to JTX-4014.

•
General and Administrative (G&A) Expenses: G&A expenses were $6.8 million for the first quarter of 2018, compared to $5.6 million for the same period in 2017. The increase in G&A expenses was primarily due to $0.9 million in increased employee compensation costs primarily related to stock-based compensation expense and $0.4 million in increased professional services fees primarily attributable to operating as a public company.

•
Net (Loss) Income: Net loss was $13.0 million for the first quarter of 2018, or a basic and diluted net loss per share attributable to common stockholders of $0.40. Net income was $0.4 million for the same period in 2017, or a basic and diluted net loss per share attributable to common stockholders of $0.02 as a result of preferred stock dividends that were accrued prior to the completion of Jounce’s initial public offering. The increase in net loss per share attributable to common stockholders is primarily attributable to the decrease in collaboration revenues and the increase in operating expenses from the first quarter of 2017 to the first quarter of 2018.

Financial Guidance:
Based on its current plans, Jounce continues to expect cash burn on operating expenses and capital expenditures for the full year 2018 to be approximately $80.0 million to $100.0 million and expects to record approximately $50.0 million to $60.0 million in collaboration revenue in 2018 from the recognition of the Celgene upfront payment received in 2016.

Given the strength of its balance sheet, Jounce expects its existing cash, cash equivalents and investments to be sufficient to enable the funding of its operating expenses and capital expenditure requirements for at least the next 24 months.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 3760478. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of the company's website at www.jouncetx.com. The webcast will be archived and made available for replay on the company’s website approximately two hours after the call and will be available for 30 days.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding operating expenses, capital expenditures, collaboration revenue and other financial results, release of data from the Phase 1/2 ICONIC trial, expansion of the JTX-2011 program, the filing of an IND for JTX-4014 and the timing, progress and results of preclinical studies and clinical trials for Jounce’s product candidates and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “predict,” “target,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates, the preclinical and clinical results for its product candidates, which may not support further development and marketing approval, the potential advantages of Jounce’s product candidates, the development plans of its product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of its product candidates, Jounce’s ability to obtain, maintain and protect its intellectual property, Jounce’s ability to manage operating expenses, Jounce’s ability to maintain its collaboration with Celgene, as well as those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent annual or quarterly report and in other reports that Jounce has filed with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long‑lasting benefits to patients. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within tumors to prioritize targets, and then identifies related biomarkers designed to match the right immunotherapy to the right patient. Jounce’s lead product candidate, JTX-2011, is a monoclonal antibody that binds to and activates ICOS and is currently in the Phase 2 portion of the Phase 1/2 ICONIC trial. For more information, please visit www.jouncetx.com.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Revenue:
Collaboration revenue—related party	$11,195	$20,289
Operating expenses:
Research and development	18,162	14,959
General and administrative	6,802	5,577
Total operating expenses	24,964	20,536
Operating loss	(13,769)	(247)
Other income, net	741	632
Net (loss) income	$(13,028)	$385

Reconciliation of net (loss) income to net loss attributable to common stockholders:
Net (loss) income	$(13,028)	$385
Accrued dividends on Series A convertible preferred stock	—	(268)
Accrued dividends on Series B convertible preferred stock	—	(318)
Accrued dividends on Series B-1 convertible preferred stock	—	(208)
Net loss attributable to common stockholders	$(13,028)	$(409)
Net loss per share attributable to common stockholders, basic and diluted	$(0.40)	$(0.02)
Weighted-average common shares outstanding, basic and diluted	32,373	23,543

Jounce Therapeutics, Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	March 31,	December 31,
	2018	2017
Cash, cash equivalents and investments	$237,175	$257,851
Working capital	$186,650	$193,046
Total assets	$276,117	$296,660
Total deferred revenue—related party	$151,878	$116,160
Total stockholders’ equity	$110,286	$167,109

Investor and Media Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com